Exhibit 10.1

PETROLEUM, NATURAL GAS AND GENERAL RIGHTS CONVEYANCE

THIS AGREEMENT made as of the 25th day of October, 2010

BETWEEN:

TARGET ENERGY INC., a body corporate, having an office in the City of Vancouver in the Province of British Columbia (hereinafter referred to as “Vendor”)

- and –

PRIMROSE DRILLING VENTURES LTD., a body corporate, having an office in the City of Calgary in the Province of Alberta (hereinafter referred to as “Purchaser”)

WHEREAS the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the terms and conditions set forth herein.

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires:

	(a)	“Adjustment Date” means the hour of 8:00am, Alberta time on the 25th day of October, 2010;

	(b)	“AFEs” means the authorities for expenditure, if any, set out in Schedule “B” under that heading;

	(c)	“Assets” means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

	(d)	“Facilities” means the facility or facilities, if any, set out in Schedule “B” under that heading;

	(e)	“Lands” means the lands set out in Schedule “A”;

	(f)	“Leased Substances” means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Agreements, or by or under the Title Documents but only to the extent the Title Documents pertain to the Lands and as to the zones and formations set out in Schedule “A”;

(g)	“Miscellaneous Interests” means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests, and rights (other than the Petroleum and Natural Gas Rights and the Tangibles) pertaining to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but only to the extent that such property, assets, interest and rights pertain to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation any and all of the following:

	(i)	contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation gas purchase contracts, processing agreements, transportation agreements and agreements for the construction, ownership and operation of facilities;

	(ii)	rights to enter upon, use or occupy the surface of any lands for the purpose of gaining access to or otherwise using the Petroleum and Natural Gas Rights and the Tangibles, or either of them, excluding any such rights pertaining to a well or wells other than the Wells;

	(iii)	all records, books, documents, licences, reports and data which relate to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, excluding those that pertain to interpretive geological or geophysical matters; and,

	(iv)	the Wells, including the wellbores and any and all downhole casing;

(h)	“Party” means a party to this Agreement;

(i)	“Permitted Encumbrances” means:

	(i)	liens for taxes, assessments, and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of the Vendor;

	(ii)	liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor’s proportionate share of the costs and expenses of such development or operation;

	(iii)	mechanics, builder’s and materialmen’s liens in respect of services rendered or goods supplied for which payment is not due;

	(iv)	easements, rights of way, servitudes and other similar rights in land (including, without limitation, rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

	(v)	the terms and conditions of the Title Documents;

	(vi)	the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provisions, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

	(vii)	any agreements respecting the processing, treating or transmission of Petroleum Substances to the point of custody transfer, contracts for the sale of Petroleum Substances comprising part of the Assets and agreements for the contract operation of the Assets, or any of them, by a Third Party;

	(viii)	rights of general application reserved to or vested in any governmental authority to levy taxes on Leased Substances or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property;

	(ix)	the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Lands or interests therein and statutory exceptions to title;

	(x)	provisions for penalties and forfeitures under the Title Documents as a consequence of non-participation in operations; and,

	(xi)	all royalty burdens, liens and other encumbrances set out in Schedule “A”;

(j)	“Petroleum and Natural Gas Rights” means all rights to and in respect of the Agreements, the Leased Substances and the Title Documents (but only to the extent that the Title Documents pertain to the Lands), including without limitation the interests set out in Schedule “A”;

(k)	“Petroleum Substances” means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids and hydrocarbons related to any of the foregoing and any and all other substances (including sulphur), whether liquid, solid or gaseous and whether hydrocarbons or not;

(l)	“Potential Payout” means a 10% net profit interest on production from the Vendor’s original Lands.

(m)	“Purchase Price” means the sum of money first set out in Section 3;

(n)	“Take or Pay Obligations” means obligations to sell or deliver Petroleum Substances or any of them, rights to which are granted, reserved or otherwise conferred pursuant to the Title Documents, without being entitled in due course to receive and retain full payment for such Petroleum Substances;

(o)	“Tangibles” means the Facilities and any and all tangible, depreciable property and assets other than the Facilities which are located within, upon or in the vicinity of the Lands as of the Date hereof and which are used or intended to be used in producing, processing, gathering, treating, measuring, making marketable or injecting the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, or are otherwise used or intended to be used in exploiting the Petroleum and Natural Gas Rights, including without limitation any and all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers and communication equipment;

(p)	“Third Party” means any individual or entity other than Vendor and Purchaser, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative or individual;

(q)	“the Agreement”, “herein”, “hereto”, “hereof” and similar expressions mean and refer to this Petroleum, Natural Gas and General Rights Conveyance;

(r)	“Title Documents” means collectively, any and all leases, reservations, permits, licences, unit agreements, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farmin agreements, sale and purchase agreements, pooling agreements, and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances; (ii) share in production of Petroleum Substances; (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced and (iv) acquire any of the rights described in items (i) to (iii) of this definition; including without limitation those, if any, set out in Schedule “A” under the heading “Leases”, but only to the extent that the foregoing pertain to Petroleum Substances within, upon or under the Lands and, further, to the zones and formations set out in Schedule “A”;

	(s)	“Unit Agreements” means any and all unit agreements, unit operating agreements or statutory plans of unit operation, including any and all amendments thereto, pertaining to the unit or units, if any, set out in Schedule “B” under the heading “Units”;

	(t)	“Well(s)’ means all wells located on the Lands, excluding abandoned wells, but including without limitation producing, non-producing, shut-in, water source, water disposal and water injection wells and the wells set out in Schedule “B” under the heading “Wells”.

2.	INTERPRETATION

	(a)	The expressions “section”, “subsection”, “clause”, “subclause”, “paragraph”, and “Schedule” followed by a number or letter or combination thereof mean and refer to the specified section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

	(b)	The division of this Agreement into sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

	(c)	When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

	(d)	There are appended to this Agreement the following schedules:

Schedule “A” - Lands and specified Petroleum and Natural Gas Rights

Schedule “B” - AFE(s), Facilities, Take or Pay Obligations, Unit(s) and Wells(s).

The schedules appended hereto are incorporated herein by reference as though contained in the body hereof. Whenever any term or condition, express or implied, of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

(e)	All losses, costs, claims, damages, expenses and liabilities in which a Party has a claim pursuant to this Agreement include without limitation, reasonable legal fees and disbursements on a solicitor and client basis.

(f)	Where in this Agreement a representation and warranty is made on the basis of the knowledge, information or belief of a Party, such awareness consists only of the actual knowledge, information or belief, as the case may be, of the officers of such Party, and does not include the knowledge, information or belief of any other person or persons.

3.	CONVEYANCE AND PAYMENT

Vendor, for the price and sum of One Hundred Thousand Dollars and Zero Cents CANADIAN ($100,000.00 Cdn.) net of GST or HST if/as applicable, to be paid as to $50,000 as of October 29, 2010 and $50,000 as of November 29, 2010, hereby sells, assigns, transfers, conveys and sets over to Purchaser, all of the right, title estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets, TO HAVE AND TO HOLD the same, together with all benefit and advantage to be derived therefrom, absolutely, subject to the terms of this Agreement. The Parties shall allocate the Purchase Price as follows:

Petroleum and Natural Gas Rights:	$99,990.00
Tangibles:	$0.00
Miscellaneous Interests:	$10.00

Total:	$100,000.00

(a)	There shall be an additional Potential Payout which shall be based on a 10% profit interest on any and all productive wells drilled on the Lands, subject to the Vendor’s original 50% Lands and subject to a maximum Potential Payout of $150,000 from the Lands. The Potential Payout payments shall be governed by Alberta oil industry standards.

4.	ADJUSTMENTS

Subject to all other provisions of this Agreement, whether expressed or implied, all benefits and obligations of any kind and nature accruing, payable or to be paid in respect of the operation of the Assets conveyed pursuant to this Agreement, including without limitation rentals, royalties, capital costs, operating costs and proceeds from the sale of production, shall be adjusted between Vendor and Purchaser as of the Adjustment Date on an accrual basis, provided that the Parties agree to make no adjustment for surface lease payments, municipal taxes nor electrical bills.

5.	REPRESENTATIONS AND WARRANTIES OF VENDOR

Purchaser acknowledges that it is purchasing the Assets on an “as is, where is” basis, without representation and warranty and without reliance on any information provided to or on behalf of Purchaser by Vendor or any Third Party, except that Vendor makes the following representations and warranties to Purchaser, no claim in respect of which shall be made or be enforceable by Purchaser unless written notice of such claim, with reasonable particulars, is given by Purchaser to Vendor within a period of twelve (12) months from the date hereof:

(a)	Vendor is a body corporate, duly incorporated and validly existing under the laws of the jurisdiction of incorporation of Vendor, is authorized to carry on business in all jurisdictions in which the Assets are located, and now has good right, full power and absolute authority to sell, assign, transfer, convey and set over the interest of Vendor in and to the Assets according to the true intent of this Agreement;

(b)	the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite shareholders’ and directors’ actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Vendor is bound;

(c)	the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Vendor is party or by which Vendor is bound, nor under any judgment, decree, order, statute, regulation, rule or licence applicable to Vendor excepting provisions in the Title Documents pursuant to which consents to assignment are required;

(d)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Vendor enforceable against Vendor in accordance with their terms;

(e)	no authorization or approval or other action by and no notice to or filing with any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Vendor of this Agreement, other than authorizations, approvals, or exemptions from requirement therefore, previously obtained and currently in force;

(f)	Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or in the transaction effected by it for which Purchaser shall have any obligation or liability;

(g)	Vendor is a non-resident within the meaning of Section 116 of the Income Tax Act (Canada);

(h)	other than the Permitted Encumbrances, the Assets are now free and clear of all liens, royalties and encumbrances created by, through or under Vendor and Vendor has not alienated the Assets or any part or portion thereof;

(i)	none of the Assets are subject to any preferential, pre-emptive or first purchase rights, created by, through or under Vendor that become operative by virtue of this Agreement or the transaction effected by it which have not been waived as of the date hereof or in respect of which the time periods for exercising such rights have not expired as of the date hereof;

(j)	with respect to the Assets, to the knowledge, information and belief of Vendor, it has not received notice of default and is not in any default under any obligation, agreement, document, order, writ, injunction or decree of any court or of any commission or administrative agency;

(k)	no suit, action or other proceeding before any court or governmental agency is pending against Vendor or, to the knowledge, information and belief of Vendor, has been threatened against Vendor, which might result in impairment or loss of interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets;

(l)	all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership or production of Leased Substances or any of them or the receipt of proceeds therefore have been properly paid, however, in the case of any and all amounts due and payable prior to the time Vendor acquired an interest in and to the Assets to which such amounts pertain, Vendor makes this representation and warranty only to the best of its knowledge, information and belief;

(m)	in respect of the Assets, except in connection with the AFE(s), there are no outstanding authorizations for expenditure in respect of which Vendor’s share is in excess of Twenty-five Thousand Dollars ($25,000.00) pursuant to which expenditures will or may be made in respect of the Assets;

(n)	in respect of the Assets that are operated by Vendor, if any, Vendor holds all valid licences, permits and similar rights and privileges that are required and necessary under applicable law to operate the Assets as presently operated;

(o)	Vendor is not aware of and has not received:

(i)	any orders or directives which relate to environment matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied in all material respects; or,

	(ii)	any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof; and,

(p)	except as may be set out in Schedule “B”, there are no Take or Pay Obligations.

6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser makes the following representations and warranties to Vendor, no claim in respect of which shall be made or be enforceable by Vendor unless written notice of such claim, with reasonable particulars, is given by Vendor to Purchaser within a period of twelve (12) months from the date hereof:

(a)	Purchaser is a body corporate, duly incorporated and validly existing under the laws of the jurisdiction of incorporation of Purchaser, is authorized to carry on business in all jurisdictions in which the Assets are located, and now has good right, full power and absolute authority to purchase the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

(b)	the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders’ and directors’ actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

(c)	the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Purchaser is party or by which Purchaser is bound, nor under any judgment, decree, order, statute, regulation, rule or licence applicable to Purchaser;

(d)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms;

(e)	no authorization or approval or other action by, an no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirement therefore, previously obtained and currently in force;

(f)	Purchaser meets all qualification requirements of all governmental agencies to purchase, to take a transfer of and to hold the Assets, including without limitation, the requirements to have the licences for all or a portion of the Wells transferred to it;

(g)	Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or the transaction effected by it for which Vendor shall have any obligation or liability;

(h)	Purchaser is acquiring the Assets in its capacity as a principal and is not purchasing the Assets for the purpose of resale or distribution to a Third Party; and,

(i)	Purchaser is not a non-Canadian person for the purposes of the Investment Canada Act.

7.	INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

(a)	Vendor shall indemnify Purchaser from and against all losses, costs, claims, damages, expenses, and liabilities suffered, sustained, paid or incurred by Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties section 5 been accurate and truthful, provided however that nothing in this subsection 7(a), whether express or implied, shall be construed so as to cause Vendor in indemnify Purchaser in connection with any representation or warranty contained in section 5 if and to the extent that Purchaser did not rely upon such representation or warranty.

(b)	Purchaser shall indemnify Vendor from and against all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which would not have been suffered, sustained, pain or incurred had all of the representations and warranties contained in section 6 been accurate and truthful, provided however that nothing in this subsection 7(b), whether express or implied, shall be construed so as to cause Purchaser to indemnify Vendor in connection with any representation or warranty contained in section 6 if and to the extent that Vendor did not rely upon such representation or warranty.

(c)	No claim under this section 7 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of twelve (12) months from the date hereof.

8.	PURCHASER’S INDEMNITIES

(a)	Purchaser shall be responsible for and shall indemnify Vendor from and against all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which arise out of any matter or thing occurring or arising from and after the date hereof and which relate to the Assets. This subsection 8(a) does not apply to matters governed by section 4.

(b)	Purchaser shall be responsible for and see to the timely performance of all abandonment and reclamation obligations pertaining to the Assets which in the absence of this Agreement would be the responsibility of the Vendor, and shall indemnify Vendor from and against all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor in respect thereof.

(c)	Purchaser shall be responsible for and shall indemnify Vendor from and against all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which pertain to environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto which in the absence of this Agreement would be the responsibility of Vendor, however and by whomsoever caused, and whether such environmental damage or contamination or other environmental problems occur or arise, in whole or in part prior to, on or subsequent to the date hereof. Purchaser shall not be entitled to exercise and hereby waives any rights or remedies Purchaser may now or in the future have against Vendor in respect of such environmental damage or contamination or other environmental problems, whether such rights and remedies are pursuant to the common law or statute or otherwise, including without limitation, the right to name Vendor as a third party to any action commenced by any Third Party against Purchaser. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include (i) surface, underground, air, ground water or surface water contamination, (ii) the abandonment or plugging of or failure to abandon or plug any of the Wells, (iii) the restoration of reclamation of or failure to restore or reclaim any part of the Assets, (iv) the breach of applicable government rules and regulations in effect at any time, and (v) the removal of or failure to remove any foundations, structures or equipment from the Lands.

(d)	Notwithstanding any other provision in this Agreement, whether express or implied, Purchaser shall not be required to indemnify Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor in respect of which Vendor has indemnified Purchaser pursuant to subsection 7(a), and Vendor shall not be required to indemnify Purchaser in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser in respect of which Purchaser has indemnified Vendor pursuant to subsection 7(b), in both cases disregarding the time limit set out in subsection 7(c).

9.	LIMIT OF LIABILITY

In no event shall the liability of Vendor to Purchaser in respect of claims of Purchaser arising out of or in connection with this Agreement exceed, in the aggregate, the Purchase Price. Purchaser shall not be entitled to any claim for indemnity against Vendor pursuant to subsection 7(a) unless the aggregate amount of the claim or claims by Purchaser exceeds five percent (5%) of the Purchase Price.

10.	FURTHER ASSURANCES

Each Party will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall reasonably be required in order to fully perform and carry out the terms of this Agreement. Until Purchaser is novated into the Title Documents and any other agreements and documents to which the Assets are subject, Vendor shall act as Purchaser’s agent (including without limitation to serve operations notices and authorizations for expenditure) as Purchaser reasonably and lawfully directs. Purchaser shall indemnify Vendor from and against all losses, costs, claims, damages expenses and liabilities suffered, sustained, paid or incurred by Vendor arising in connection with all acts or omissions of Vendor in its capacity as agent of Purchaser to the extent that such acts and omissions were expressly or impliedly authorized by Purchaser.

11.	NO MERGER

The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Assets to Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers or other documents notwithstanding any rule of law, equity, or statute to the contrary and such rules are hereby waived.

12.	ENTIRE AGREEMENT

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing and executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof.

13.	SUBROGATION

The assignment and conveyance effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

14.	GOVERNING LAW

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in every regard, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the jurisdiction of the Courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

15.	TIME OF ESSENCE

Time shall be of the essence in this Agreement

16.	NOTICES

The addresses for service and the facsimile numbers of the Parties shall be as follows:

Vendor:	Target Energy Inc.
Suite 950, 1130 West Pender
Vancouver, BC, V6E 4A4
Attention: CFO, Ms. Bal Bhullar
Facsimile: 604-685-1602

Purchaser:	Primrose Drilling Ventures Ltd
Suite 440, 333 – 5th Ave. S. W.
Calgary, Alberta, T2P 3B6
Attention: President
Facsimile: 403-232-6875

All notices, communications, and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party as set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)	by facsimile transmission to a Party to the facsimile number of such Party as set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or,

(c)	except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the fifth day following the date of mailing.

A Party may from time to time change its address for service or its facsimile number or both by giving written notice of such change to the other Party.

17	ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, receivers, successors and assigns.

18	COUNTERPART EXECUTION

This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser.

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement on the date first above written.

TARGET ENERGY INC.	PRIMROSE DRILLING VENTURES LTD.
(as Vendor)	(as Purchaser)

Per:	Per:

Per:	Per:

SCHEDULE “A”

Attached to and forming part of a Petroleum, Natural Gas and General Rights
Conveyance dated October 25, 2010 between Target Energy Inc., as
Vendor and Primrose Drilling Ventures Ltd., as Purchaser

Sask Cr. PNG	Description	Vendor
Lease No.	and Rights	Interest	Encumbrances

PN59841	1-20W2M: S/10	50%	Sask Cr. Lessor Royalty
	PNG from surface to basement

PN61991	1-20W2M: N/10	50%	Sask Cr. Lessor Royalty
	PNG from surface to basement

PN59842	1-20W2M: W/11	50%	Sask Cr. Lessor Royalty
	PNG from surface to basement

PN59843	1-20W2M: Sec 15	50%	Sask Cr. Lessor Royalty
	PNG from surface to basement

PN61987	1-20W2M: NW/2	50%	Sask Cr. Lessor Royalty
	PNG from surface to basement

PN61989	1-20W2M: NW/3	50%	Sask Cr. Lessor Royalty
	PNG from surface to basement

PN61990	1-20W2M: NE/3	50%	Sask Cr. Lessor Royalty
	PNG from surface to basement

PN61991	1-20W2M: N2/10	50%	Sask Cr. Lessor Royalty
	PNG from surface to basement

SCHEDULE “B”

Attached to and forming part of a Petroleum, Natural Gas and General Rights
Conveyance dated Ocotober 25, 2010 between Target Energy Inc., as
Vendor and Primrose Drilling Ventures Ltd., as Purchaser

AFEs:	None

FACILITIES:	None

TAKE OR PAY OBLIGATIONS:	None

UNITS:	None

WELLS:	None